EXHIBIT 23.3

Orrin M. Haugen (1927-2003)	HAUGEN LAW FIRM PLLP	Patents
Eric O. Haugen		Trademarks
Mark J. Burns*	1130 TCF Tower	Copyrights
*Also Admitted In Wisconsin	121 South Eighth Street	Unfair Competition
Minneapolis, MN 55402
Christopher G. Frank
of Counsel	Telephone 612-339-8300 ° Facsimile 612-339-8200
Toll Free 866-339-8300

November 23, 2004

John Babitt
CABG MEDICAL, INC.
14505 — 21st Avenue North
Plymouth, MN 55447

Re: S-1 Statement File

Dear John:

Concerning the Registration Statement on form S-1, as amended, which was filed with the Securities and Exchange Commission by CABG Medical, Inc. on July 22, 2004, we consent to the use of our law firm name in the paragraph entitled “Legal Matters”.

If you have any questions or require any further information, please do not hesitate to contact me.

Sincerely, HAUGEN LAW FIRM PLLP /s/ Mark J. Burns Mark J. Burns